UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 29, 2024

Enviva Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave.	Suite 1800
Bethesda,	MD	20814
(Address of principal executive offices)		(Zip code)

(301)	657-5560
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EVA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 29, 2024, the management of Enviva Inc. (the “Company”) and its Board of Directors (the “Board”) concluded that the Company’s unaudited Condensed Consolidated Statements of Operations for the first, second, and third quarters of 2023 (collectively, the “Restated Periods”), previously reported in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2023, respectively, should no longer be relied upon. This conclusion was based principally on the need to correct the classification of approximately $33 million recoverable from customers for certain handling costs that the Company incurred at discharge ports for its wood pellet shipments. These amounts affected the Restated Periods by approximately $6 million, $7 million, and $20 million for the three months ended March 31, June 30, and September 30, 2023, respectively. The Company determined that the impact of these errors on prior fiscal years was not material.

The Company typically arranges for shipping services to deliver its product sales of wood pellets to its customers’ discharge ports. While in transit and at the discharge port, the Company may incur certain handling costs including demurrage charges which are associated with the duration of the voyage and any storage costs due to delays. These handling costs are partially or fully reimbursable to the Company by the Company’s customers. The Company has an accounting policy to treat product handling costs as a fulfillment activity which requires such reimbursements of handling costs to be recognized as product sales revenue, rather than a reduction to cost of goods sold. However, these reimbursements have been recorded as a reduction to cost of goods sold in error.

The impact of correcting the classification of the reimbursements of handling costs is to increase product sales revenue and cost of goods sold in equal and offsetting amounts for the Restated Periods. The correction of the classification for these reimbursements has no effect on reported loss from operations, net loss, cash flows, or any liquidity measure.

The Company intends to include restated unaudited Condensed Consolidated Statements of Operations for the Restated Periods in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”). In addition, the Company will further revise the financial statements for the Restated Periods to correct other errors that are unrelated and immaterial.

The Company has not filed and does not intend to file amended Quarterly Reports on Form 10-Q for any of the Restated Periods. Investors and others should rely on the financial information and other disclosures regarding the Restated Periods included in the forthcoming 2023 Form 10-K and in subsequent future filings with the U.S. Securities and Exchange Commission. The Company’s management has discussed the matters disclosed in this current report with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Item 8.01. Other Events.

As previously announced, as of February 15, 2024, the Company entered into Forbearance Agreements (the “Forbearance Agreements”) with certain of the Company’s lenders, bondholders, and noteholders holding the requisite amount of the aggregate principal amount outstanding or committed under the applicable facilities (such parties, the “Forbearing Counterparties”), which were set to expire on March 4, 2024. On March 4, 2024, the Forbearing Counterparties extended the expiration date of the Forbearance Agreements to March 11, 2024 at 11:59 p.m. New York time unless further extended or terminated earlier in the event of non-compliance with certain representations, covenants, and other requirements set forth in the Forbearance Agreements.
Item 9.01.    Financial Statements and Exhibits.
Exhibits.

EXHIBIT NUMBER	DESCRIPTION
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.
ENVIVA INC.

Date: March 5, 2024    By:     /s/ Jason E. Paral
Name:    Jason E. Paral
Title:    Executive Vice President, General Counsel, and Secretary
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